EXHIBIT 2.2

                      AGREEMENT AND PLAN OF REORGANIZATION

                          DATED AS OF SEPTEMBER 9, 1997

                                  BY AND AMONG

                               TRIAD MEDICAL INC.


                            TRIAD ACQUISITION, INC.,


                              TRIAD HOLDINGS, INC.

                                       AND

                                ITS STOCKHOLDERS

                                TABLE OF CONTENTS

                                                                                                                PAGE
ARTICLE I            DEFINITIONS..................................................................................1
         Section 1.01.      Certain Defined Terms.................................................................1

ARTICLE II           THE MERGER AND RELATED MATTERS...............................................................8
         Section 2.01.      Certificate of Merger.................................................................8
         Section 2.02.      The Effective Time....................................................................8
         Section 2.03.      Certain Effects of the Merger.........................................................8
         Section 2.04.      Effect of the Merger on Capital Stock.................................................8
         Section 2.05.      Delivery, Exchange and Payment........................................................9
         Section 2.06.      Fractional Shares....................................................................10
         Section 2.07.      Treatment of Company Options.........................................................10
         Section 2.08.      Post-Closing Adjustment of Unadjusted Merger Consideration...........................11

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF EACH
         STOCKHOLDER.............................................................................................14
         Section 3.01.      By Each Stockholder..................................................................14

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF
         THE COMPANY AND THE STOCKHOLDERS........................................................................15
         Section 4.01.      By the Company and Each Stockholder..................................................15

ARTICLE V            REPRESENTATIONS AND WARRANTIES OF TMI AND NEWCO.............................................16
         Section 5.01.      By TMI and Newco.....................................................................16

ARTICLE VI           COVENANTS EXTENDING TO THE EFFECTIVE TIME...................................................16
         Section 6.01.      Of Each Party........................................................................16

ARTICLE VII          THE CLOSING AND CONDITIONS TO CLOSING AND
         CONSUMMATION............................................................................................17
         Section 7.01.      The Closing and Certain Conditions...................................................17

ARTICLE VIII         COVENANTS FOLLOWING THE EFFECTIVE TIME......................................................18
         Section 8.01.      Of Each Party Other Than the Company.................................................18

ARTICLE IX           INDEMNIFICATION.............................................................................20
         Section 9.01.      Indemnification Rights and Obligations...............................................20

                                        i

ARTICLE X            LIMITATIONS ON COMPETITION..................................................................21
         Section 10.01.     Prohibited Activities................................................................21
         Section 10.02.     Damages..............................................................................22
         Section 10.03.     Reasonable Restraint.................................................................22
         Section 10.04.     Severability; Reformation............................................................22
         Section 10.05.     Independent Covenant.................................................................22
         Section 10.06.     Materiality..........................................................................22

ARTICLE XI           GENERAL PROVISIONS..........................................................................22
         Section 11.01.     Treatment of Confidential Information................................................22
         Section 11.02.     Restrictions on Transfer of TMI Common Stock.........................................23
         Section 11.03.     Brokers and Agents...................................................................24
         Section 11.04.     Assignment; No Third Party Beneficiaries.............................................24
         Section 11.05.     Entire Agreement; Amendment; Waivers.................................................25
         Section 11.06.     Counterparts.........................................................................25
         Section 11.07.     Expenses.............................................................................25
         Section 11.08.     Notices..............................................................................25
         Section 11.09.     Governing Law........................................................................27
         Section 11.10.     Exercise of Rights and Remedies......................................................27
         Section 11.11.     Time.................................................................................27
         Section 11.12.     Reformation and Severability.........................................................27
         Section 11.13.     Remedies Cumulative..................................................................27
         Section 11.14.     Respecting the IPO...................................................................27

ARTICLE XII          TERMINATION.................................................................................28
         Section 12.01.     Termination of This Agreement........................................................28
         Section 12.02.     Liabilities in Event of Termination..................................................29

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of September 9, 1997, among TRIAD Medical Inc., a Delaware corporation ("TMI"), TRIAD Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of TMI ("Newco"), TRIAD Holdings, Inc., a Delaware corporation (the "Company"), and the persons listed on the signature pages of this Agreement under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons, individually, a "Stockholder").

                              PRELIMINARY STATEMENT

         The parties to this Agreement wish to effect a business combination pursuant to which:

                  (i) Newco will merge into the Company (the "Merger") on the terms and subject to the conditions of this Agreement;

                  (ii) TMI, VIA mergers involving TMI subsidiaries, will acquire the stock of all or some of the entities identified in the accompanying Addendum I (each an "Other Founding Company" and, collectively with the Company, the "Founding Companies") under agreements similar to this Agreement entered into among those entities, their equity owners, TMI and subsidiaries of TMI (collectively, the "Other Agreements"); and

                  (iii) TMI will effect a public offering of shares of its common stock.

         The respective boards of directors of TMI, Newco and the Company have approved and adopted this Agreement to effect a transaction subject to Section 351 of the Code.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained in this Agreement, the parties to this Agreement agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Section 1.01. Capitalized terms used in this Agreement but not defined in this Section 1.01 have the meanings assigned to them in the Preliminary Statement or in Article I of the Uniform Provisions (the text of which is by this reference incorporated in this Agreement), as the case may be.

                  "ADDITIONAL CASH" shall be determined as provided, and shall have the meaning set forth, in Subparagraph 2.08(a)(i).

                  "ADDITIONAL MERGER CONSIDERATION" shall be determined as provided, and shall have the meaning set forth, in Section 2.08.

                  "ADDITIONAL TMI OPTION SHARES" shall mean the increase in the number of shares of TMI Common Stock that shall be subject to the TMI Options as a result of an adjustment to the Merger Consideration pursuant to Subsection 2.08(b) of this Agreement.

                  "ADDITIONAL TMI SHARES" shall be determined as provided, and shall have the meaning set forth, in Subparagraph 2.08(a)(ii).

                  "AGREEMENT" means this Agreement, including the Disclosure Statement relating to this Agreement and all attached Schedules, Annexes and Exhibits, as each of them may be amended, modified or supplemented from time to time under their provisions or the provisions of this Agreement.

                  "ANNUALIZED EBITDA" means, with reference to any period of less than one year, (i) 12 multiplied by (ii) an amount equal to (a) the sum of EBITDA for each of the full calendar months included in such period divided by (b) the number of full calendar months included in such period.

                  "APPLICABLE CLOSING CONVERSION RATIO" means (i) 0.8995 if the TEAC Acquisition is consummated by the date of the Closing and (ii)
         0.7979 if the TEAC Acquisition is not consummated by the date of the Closing.

                  "APPLICABLE CLOSING DATE INDEBTEDNESS" means (i) $6,994,473 if the TEAC Acquisition is consummated on or before the date of Closing, or (ii) $6,034,473 if the TEAC Acquisition is not consummated by the date of Closing.

                  "BUSINESS CORPORATION ACT" means the Delaware General Corporation Law.

                  "CEILING AMOUNT" means (i) on or before the first anniversary of the IPO Closing Date, the amount of the Merger Consideration and
         (ii) thereafter, 50% of the amount of the Merger Consideration less the amount of all Damages paid, or payable, by the party or parties in question with respect to claims for indemnification made on or before the first anniversary of the IPO Closing Date (with the shares of TMI Common Stock being valued at the IPO price per share for purposes of determining the amount of the Merger Consideration under this definition).

                  "COMPANY COMMON STOCK" means the common stock, par value $.01 per share, of the Company, including both its Class A and its Class B common stock.

                  "COMPANY OPTIONEES" means the persons who were the holders of the Company Options that are converted into TMI Options at the Effective Time pursuant to Section 2.07.

                  "COMPANY OPTIONS" means the options to purchase shares of Company Common Stock that are converted into TMI Options at the Effective Time pursuant to Section 2.07.

                  "COMPANY OPTION SHARES" means the number of shares of Company Common Stock that are subject to the Company Options that are converted into TMI Options at the Effective Time pursuant to Paragraph 2.07(b).

                  "COMPANY STOCKHOLDERS" means the holders of outstanding shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

                  "COUNSEL FOR TMI AND NEWCO" means Porter & Hedges, L.L.P.

                  "COUNSEL FOR THE COMPANY AND THE STOCKHOLDERS" means Stradling Yocca Carlson & Rauth, a Professional Corporation.

                  "CURRENT BALANCE SHEET" means the unaudited, consolidated balance sheet of the Company and the Company Subsidiaries at June 30, 1997, which is included in the Initial Financial Statements.

                  "CURRENT BALANCE SHEET DATE" means June 30, 1997.

                  "CURRENT DATE" means any day during the 20-day period ending on the date of the Closing.

                  "CURRENT MARKET PRICE" per share of TMI Common Stock on any specified date means the average daily market prices (determined as set forth below in this definition) of the TMI Common Stock for the 10 consecutive Trading Days ending on the third Trading Day before that date. The market price for each Trading Day shall be the average of the last sale prices on such Trading Day on all stock exchanges and the Nasdaq Stock Market on which the TMI Common Stock may then be listed or admitted for quotation, respectively, PROVIDED, that if no sale takes place on any such Trading Day on any such exchange or the Nasdaq Stock Market, the market price for each Trading Day shall be the average of the reported bid and asked prices on such day on the over-the-counter, or if TMI Common Stock is not quoted on the over-the-counter market, the market price for each Trading Day shall be the average of the bid and asked prices furnished by any member of the National Association of Securities Dealers selected by TMI.

                  "DISCLOSURE STATEMENT" means the written statement executed by the Company and each of the Company Stockholders and delivered to TMI prior to the execution and delivery of this Agreement, in which either
         (a) exceptions are taken to each of certain of the representations and warranties made by the Company and the Stockholders in this Agreement or (b) it is confirmed that no exception is taken to that representation and warranty.

                  "EBITDA" means for the Company and its consolidated Subsidiaries, net income before interest expense, federal and state income taxes, and depreciation and amortization expenses, all for any and the same period in question, as determined on a consolidated basis for the Company and its consolidated Subsidiaries by reference to the consolidated financial statements of the Company and its consolidated Subsidiaries for, or included in, such period.

                  "EBITDA THRESHOLD" shall have the meaning set forth in Section 2.8.

                  "EMPLOYEE STOCK OPTIONS" means the currently outstanding options for the purchase of an aggregate 157,624 shares of Class B Common Stock of the Company granted under the Company's 1992 Stock Option and Restricted Stock Purchase Plan (as amended and restated on May 14, 1996).

                  "ENTERPRISE VALUE" means (i) if the TEAC Acquisition is consummated on or before the date of the Closing, $37,166,000, or (ii) if the TEAC Acquisition Agreement is not consummated on or before the date of the Closing, $32,700,000.

                  "FORMATION AGREEMENT" means that certain Formation Agreement dated as of May 17, 1996 among the Company, PENMAN and the former shareholders of TRIAD Medical, pursuant to which the Company was organized and acquired all of the outstanding shares of TRIAD Medical, PENMAN acquired its Class A Common Stock from the Company and such shareholders of TRIAD Medical acquired their shares of Class B Common Stock from the Company.

                  "FULLY-DILUTED COMPANY SHARES" means the sum of (i) the number of shares of Common Stock of the Company that are outstanding immediately prior to the Effective Time (after giving effect to the reduction in the number of outstanding shares of Class A Common Stock of the Company to 1,255,725 shares pursuant to the Formation Agreement), and (ii) the number of Company Option Shares. Assuming no exercise or termination of any of the Company Options between the date hereof and the Effective Time of the Merger, there will be 2,461,694 Full-Diluted Company Shares that will be outstanding at the Effective Time, of which 157,624 will be Company Option Shares.

                  "INITIAL FINANCIAL STATEMENTS" means (a) the audited, consolidated balance sheets of the Company and the Company Subsidiaries at December 31, 1995 and 1996, and the related audited, consolidated statements of operations, stockholders' equity and cash flows for each of the Company's three fiscal years in the three-year period ended December 31, 1996, together with the related audit report of Arthur Andersen LLP, and (b) the Current Balance Sheet and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the six-month period ended on the Current Balance Sheet Date.

                  "MAJORITY STOCKHOLDERS" means any Stockholder or combination of Stockholders who at the date of this Agreement own shares of Company Common Stock representing more than two-thirds of the total number of shares of Company Common Stock outstanding at the date of this Agreement.

                  "MERGER CONSIDERATION" means (i) unless and until the Unadjusted Merger Consideration is adjusted under Section 2.08, the Unadjusted Merger Consideration, and (ii) if and once the Unadjusted Merger Consideration is adjusted under Section 2.08, the Unadjusted Merger Consideration as so adjusted.

                  "NEW EMPLOYMENT AGREEMENTS" means the three Employment Agreements entered into as of September 9, 1997, between TMI and each of R. Tucker Coop, Walter D. Wallach, and Robert A. Zimardo.

                  "NEWCO" means TRIAD Acquisition, Inc., a Delaware corporation.

                  "OPTIONEES' ALLOCABLE PERCENTAGE" shall have the meaning set forth in Subparagraph 2.8(b)(i).

                  "OUTSTANDING COMPANY SHARES" means the number of outstanding shares of Company Common Stock at the Effective Time (taking into account the reduction in the number of shares of outstanding Company Common Stock referred to in Section 4.01(b)).

                  "PENMAN" means PENMAN Private Equity and Mezzanine Fund, L.P., a Stockholder.

                  "PENMAN WARRANT"means the warrant held by PENMAN for the purchase of 25,000 shares (subject to adjustment as therein provided) of TMI Common Stock.

                  "PRO RATA SHARE" means for each Stockholder the fraction expressed as a percentage and set forth opposite the name of the Stockholder in Schedule 3.02.

                  "RESPONSIBLE OFFICER" means either of R. Tucker Coop or Walter
         D. Wallach.

                  "RESTRICTED STOCKHOLDER" has the meaning specified in Section 10.01.

                  "SCHEDULED AGREEMENTS" means the agreements described in
         Schedule 4.11.

                  "SHAREHOLDERS AGREEMENT" means that certain Shareholders Agreement dated as of May 17, 1996 by and among the Company, PENMAN, and the holders of the outstanding shares of Class B Common Stock of the Company (the "Class B Shares"), which Agreement (among other things) (i) places certain restrictions on the transferability of the Class B Shares, (ii) grants the Company and the Company's shareholders certain rights of first refusal on proposed transfers or other dispositions of the Class B Shares or any interests therein, (iii) provides for registration rights, and (iv) grants contractual preemptive and "tag-along" and "bring-along" rights to the Company's Shareholders.

                  "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement entered into as of September 9, 1997, among TMI, the Stockholders and the other Persons party thereto.

                  "STOCKHOLDERS' ALLOCABLE PERCENTAGE" shall have the meaning set forth in Subparagraph 2.8(a).

                  "STOCKHOLDERS' MERGER CONSIDERATION" shall be determined as provided, and shall have the meaning set forth, in Subparagraph 2.08(a).

                  "SURVIVING CORPORATION" means the Company, which is to be designated in the Certificate of Merger as the surviving corporation of the Merger.

                  "TEAC" means The Economic Alliance Corporation.

                  "TEAC ACQUISITION" means the pending acquisition by the Company of 80% of the outstanding capital stock of TEAC pursuant to the TEAC Acquisition Agreement.

                  "TEAC ACQUISITION AGREEMENT" means the stock purchase agreement pursuant to which the TEAC Acquisition is to be consummated on terms no less favorable to TRIAD Medical than those set forth on
         Schedule 1.1 attached hereto.

                  "TEAC ACQUISITION INDEBTEDNESS" means and includes (i) all Indebtedness of TRIAD Medical incurred to the selling shareholders of TEAC under the TEAC Acquisition Agreement, (ii) all other Indebtedness of the Company or TRIAD Medical, or both, incurred to finance any portion of the purchase price payable to the TEAC selling shareholders under the TEAC Acquisition Agreement and (iii) all Indebtedness for borrowed money of TEAC outstanding on the date the TEAC Acquisition is consummated (unless discharged by the selling shareholders of TEAC prior to the closing of the TEAC Acquisition).

                  "TERRITORY" has the meaning specified in Section 10.01.

                  "THRESHOLD AMOUNT" means, for all periods, 2% of the Ceiling Amount that is applicable during the year ending on the first anniversary of the IPO Closing Date.

                  "TMI" means TRIAD Medical Inc., a Delaware corporation.

                  "TMI ACQUISITION CANDIDATE" means any Entity engaged in any of the businesses of distributing medical or healthcare products to hospitals, clinics, physicians, laboratories, pharmacies, alternate care sites or other medical or healthcare facilities or conceiving, designing, developing or testing technologically advanced medical or healthcare products, and which was called on by any of the Company, TMI or a Subsidiary of the Company or TMI in connection with the possible acquisition by any of them of that Entity or with respect to which any of them has made an acquisition analysis.

                  "TMI OPTION SHARES" means shares of TMI Common Stock that are issuable on exercise of TMI Options.

                  "TMI OPTIONS" means options to purchase TMI Option Shares issued either (i) pursuant to Section 2.07 or Section 2.08 of this Agreement to the Company Optionees or (ii) pursuant to the TRIAD Medical Inc. 1997 Incentive Plan (the "Incentive Plan") to persons eligible to receive TMI Options under the Incentive Plan.

                  "TRADING DAY" means any day during the course of which the Nasdaq Stock Market, or the principal securities exchange, as the case may be, on which the TMI Common Stock is admitted for quotation or listed, is open for the exchange of securities.

                  "TRANSFER TAXES" has the meaning specified in Section 11.07.

                  "TRIAD MEDICAL" means TRIAD Medical, Inc., a wholly owned Subsidiary of the Company.

                  "UNADJUSTED CASH CONSIDERATION" means (i) $8,696,559 (which is an amount equal to 23.4% of the Enterprise Value of the Company), if the TEAC Acquisition is consummated on or before the date of Closing, or (ii) $7,821,559 if the TEAC Acquisition is not consummated by the date of Closing.

                  "UNADJUSTED MERGER CONSIDERATION" shall mean the Unadjusted Cash Consideration and the Unadjusted Non-Cash Consideration.

                  "UNADJUSTED NON-CASH CONSIDERATION" shall mean the Unadjusted Stock Consideration and the TMI Options issuable pursuant to Section 2.07.

                  "UNADJUSTED STOCK CONSIDERATION" means (i) 1,451,322 shares of TMI Common Stock, if the TEAC Acquisition is consummated on or before the date of Closing or (ii) 1,279,822 shares of TMI Common Stock, if the TEAC Acquisition is not consummated by the date of Closing.

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

         Section 2.01. CERTIFICATE OF MERGER. Subject to the terms and conditions of this Agreement, the Company will cause a Certificate of Merger to be duly executed and delivered on or promptly after the date of the Closing to the Secretary of State of the State of Delaware.

         Section 2.02. THE EFFECTIVE TIME. The effective time of the Merger (the "Effective Time") will be the time on the IPO Closing Date which the Certificate of Merger specifies or, if the Certificate of Merger does not specify another time, 9:00 a.m., eastern time, on the IPO Closing Date.

         Section 2.03. CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time, (a) Newco will be merged with and into the Company in accordance with the provisions of the Business Corporation Act, (b) Newco will cease to exist as a separate legal entity, (c) the articles of incorporation of the Company will be amended to change its authorized capital stock to 1,000 shares, par value $1.00 per share, of Common Stock, (d) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the Business Corporation Act, (i) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and Newco and (ii) be governed by the laws of the State of Delaware, (e) the Charter Documents of the Company then in effect (after giving effect to the amendment of the Company's articles of incorporation specified in clause (c) of this sentence) will become and thereafter remain (until changed in accordance with
(i) applicable law, in the case of the articles of incorporation or (ii) their terms, in the case of the bylaws) the Charter Documents of the Surviving Corporation, (f) the initial board of directors of the Surviving Corporation will be the Persons named in Schedule 2.03, and those Persons will hold the office of director of the Surviving Corporation subject to the provisions of the applicable laws of the State of Delaware and the Charter Documents of the Surviving Corporation, and (g) the initial officers of the Surviving Corporation will be as set forth in Schedule 2.03, and each of those Persons will serve in each office specified for that Person in Schedule 2.03, subject to the provisions of the Charter Documents of the Surviving Corporation, until that Person's successor is duly elected to, and, if necessary, qualified for, that office.

         Section 2.04. EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

                  (a) The Outstanding Company Shares will (i) be converted into the right to receive, without interest, on surrender of the certificates evidencing those Outstanding Company Shares, (A) the amount of the Unadjusted Cash Consideration and (B) the Unadjusted Stock Consideration, with each Outstanding Company Share to be converted into the right to receive the portion of the Unadjusted Cash Consideration and the portion of the Unadjusted Stock Consideration determined as provided in Schedule 3.02, (ii) cease to be outstanding and to exist, and (iii) be canceled and retired;

                  (b) Each share of Company Common Stock held in the treasury of the Company or any Company Subsidiary will (i) cease to be outstanding and to exist and (ii) be canceled and retired; and

                  (c) Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock, par value $1.00 per share, of the Surviving Corporation, and the shares of Common Stock of the Surviving Corporation issued on such conversion will constitute all the issued and outstanding shares of Capital Stock of the Surviving Corporation.

Each holder of a certificate representing any Outstanding Company Shares will, as of the Effective Time and thereafter, cease to have any rights respecting those Outstanding Company Shares other than the right to receive, without interest, the Merger Consideration and the additional cash, if any, owing with respect to any fractional shares as provided in Section 2.06.

         Section 2.05.      DELIVERY, EXCHANGE AND PAYMENT.

                  (a) At or after the Effective Time: (i) each Company Stockholder, as a holder of certificates representing Outstanding Company Shares, will, on surrender of his or her certificates to TMI (or any agent which may be appointed by TMI for purposes of this Section 2.05), receive, and TMI will pay and issue, or cause to be paid and issued, to each

         Company Stockholder, in each case, subject to the provisions of Section 2.06, the Merger Consideration; and (ii) until any certificate representing Outstanding Company Shares has been surrendered and replaced pursuant to this Section 2.05, that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of TMI Common Stock included in the Merger Consideration payable in respect of that certificate pursuant to Section 2.04 or Section 2.08. All shares of TMI Common Stock included in the Unadjusted Stock Consideration will be deemed for all purposes to have been issued by TMI at the Effective Time. All cash included in the Merger Consideration shall be paid by TMI's company check or checks, one or more wire transfers to accounts designated, at least two New York business days before the IPO Closing Date, by the respective Company Stockholders, or by certified or official bank check or checks, at TMI's option.

                  (b) Each Company Stockholder will deliver to TMI (or any agent that may be appointed by TMI for purposes of this Section 2.05) on or before the date of the Closing the certificates representing the Outstanding Company Shares owned by the Company Stockholder, duly endorsed in blank by him, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at his expense, affixed and canceled. Each Company Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing his or her Outstanding Company Shares delivered by him. Nothing herein, however, shall be construed to make the delivery of such certificates in accordance with the provisions of this Paragraph 2.05(b) a condition precedent to, and the failure of any Company Stockholder to deliver such certificates in accordance with the provisions of this Paragraph 2.05(b) on or before the date of the Closing shall not affect, delay or impair, the effectiveness of the Merger.

                  (c) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to the shares of TMI Common Stock issuable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing Outstanding Company Shares converted into shares of TMI Common Stock pursuant to this Agreement (whether pursuant to Section 2.04 or Section 2.08, all of which shall be deemed to have been issued at the Effective Time) until those certificates are surrendered as provided herein, but (i) on such surrender TMI will cause to be paid, to the Person in whose name the certificates representing such shares of TMI Common Stock shall then be issued, the amount of dividends or other distributions previously paid with respect to such whole shares of TMI Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to surrender, and the amount of any cash payable to such Person for and in lieu of fractional shares pursuant to Section 2.06 and (ii) at the appropriate payment date or as soon as practicable thereafter, TMI will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to such whole shares of TMI Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of such dividends or other distributions or cash for and in lieu of fractional shares on surrender of certificates representing Outstanding Company Shares.

         Section 2.06. FRACTIONAL SHARES. Notwithstanding any other provision of this Article II, no fractional shares of TMI Common Stock will be issued, and any Stockholder otherwise entitled to receive a fractional share of TMI Common Stock but for this Section 2.06 will instead be entitled to receive a cash payment for and in lieu thereof in the amount (rounded to the nearest whole cent) equal to that Person's fractional interest in a share of TMI Common Stock multiplied by the IPO Price.

         Section 2.07.      TREATMENT OF COMPANY OPTIONS.

                  (a) CONVERSION OF COMPANY OPTIONS. At the Effective Time, each then outstanding Company Option shall, by virtue of the consummation of the Merger, and without any further action on the part of the Optionee that is the holder thereof, be converted into a TMI Option to purchase a number of TMI Option Shares that shall be determined by multiplying the number of Company Option Shares that are subject to that Company Option by the Applicable Closing Conversion Ratio, at an exercise price per TMI Option Share equal to the per share exercise price of such Company Option immediately prior to the Effective Time divided by the Applicable Closing Conversion Ratio and rounded up to the nearest cent. If the foregoing calculation results in any Company Option becoming exercisable for a fraction of a share of TMI Common Stock, then the number of TMI Option Shares subject to such TMI Option will be rounded up to the nearest whole number of TMI Option Shares. The term, exerciseability, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the TMI Options to be issued on conversion of the Company Options shall be as set forth in the Company's stock option plan or the stock option agreement pursuant to which the Company Options were granted, except as modified by the terms set forth in Section 2.07 of the Company's Disclosure Statement.

                  (b) REGISTRATION. TMI shall cause the TMI Option Shares issuable on exercise of the TMI Options issued to the holders of the Company Options pursuant to this Section 2.07 and the additional TMI Option Shares that become issuable pursuant to Section 2.08 hereof, if any, to be registered on Form S-8 promulgated by the SEC under the Securities Act of 1933, as amended (the "1933 Act"), as soon as practicable, but not later than the (i) the earliest date after the IPO Closing Date as of which TMI shall be eligible to register shares on Form S-8 under the 1933 Act or (ii) fifteen (15) days after the IPO Closing Date, whichever is later, and TMI shall use its best efforts to maintain the effectiveness of such registration statement, and any successor registration statement thereto, for so long as such TMI Options shall remain outstanding. With respect to those individuals who, subsequent to the IPO Closing Date, will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), TMI shall administer the Company's Stock Option Plan under which the Company Options were granted (the "Company Option Plan") in a manner that complies with Rule 16(b)(3) under the Exchange Act. TMI shall reserve for issuance and authorize the issuance of the number of shares of TMI Common Stock that shall be issuable from time to time on exercise of the TMI Options that are issued pursuant to this Section 2.07, as the same may be adjusted pursuant to Section 2.08.

         Section 2.08. POST-CLOSING ADJUSTMENT OF UNADJUSTED MERGER CONSIDERATION. If the TEAC Acquisition is consummated after the date of the Closing, but on or before April 30, 1998, or if, notwithstanding the inability to consummate the TEAC Acquisition by April 30, 1998, the Company achieves, for the period from November 1, 1997 to April 30, 1998, inclusive, an Annualized EBITDA of at least $4,940,000 ( the "EBITDA Threshold"), then, the aggregate dollar amount of the Unadjusted Merger Consideration shall be increased by $2,600,000 (the "Additional Merger Consideration"), which shall be payable as follows:

                  (a) ADDITIONAL MERGER CONSIDERATION PAYABLE TO COMPANY STOCKHOLDERS. The Company's Stockholders shall become entitled to receive from TMI that percentage of the Additional Merger Consideration that is equal to the percentage of the Fully-Diluted Company Shares that, as of the Effective Time, was represented by the Outstanding Company Shares (the "Stockholders' Allocable Percentage"). (Assuming no changes occur between the date hereof and the Effective Time in the number of Outstanding Company Shares and the number of Company Option Shares, the Stockholders' Allocable Percentage shall be 93.6% of the Additional Merger Consideration.) The Stockholders' Allocable Percentage of the Additional Merger Consideration shall consist of the following:

                            (i) ADDITIONAL CASH. Cash (the "Additional Cash") in
                  an aggregate amount equal to 25% of the Additional Merger Consideration.

                            (ii) ADDITIONAL TMI SHARES. A number of shares of
                  TMI Common Stock (the "Additional TMI Shares"), determined in the following manner:

                                    (A) The amount of the Additional Cash shall
                            be subtracted from the amount (stated in dollars) of the Stockholders' Allocable Percentage of the Additional Merger Consideration, and

                                    (B) The result thus obtained shall then be
                            divided by $14 to arrive at the number of the Additional Shares that shall be issued by TMI to the Company Stockholders (which number shall be rounded to the nearest whole TMI Share).

         The Additional Cash and the Additional TMI Shares shall be allocated among the Company Stockholders in the respective percentages set forth opposite their names on Disclosure Schedule 3.02 attached hereto.

                  (b) ADJUSTMENT TO NUMBER AND EXERCISE PRICE OF TMI OPTIONS. The number of TMI Option Shares that were subject to the TMI Options issued on the Effective Date in exchange for the Company Options shall be increased by a number of TMI Option Shares (the "Additional TMI Option Shares") that shall be determined in the following manner:

                            (i) The portion of the Additional Merger
                  Consideration allocable to the Company Options (the "Optionees' Allocable Percentage") shall be determined by multiplying the Additional Merger Consideration by the percentage of the Fully- Diluted Company Shares that, as of the Effective Time, was represented by the Company Options. (Assuming no changes occur between the date hereof and the Effective Time in the number of Outstanding Company Shares and the number of Company Option Shares, the Optionees' Allocable Percentage shall be 6.4% of the Additional Merger Consideration);

                            (ii) The Optionees' Allocable Percentage of the
                  Additional Merger Consideration (stated in dollars) shall be divided by $14.00 to arrive at the number of Additional TMI Option Shares that shall be subject to the TMI Options issued in exchange for the Company Options at the Effective Time; and

                            (iii) Upon the determination of the number of the
                  Additional TMI Option Shares, the per share exercise price of the TMI Option Shares of each Company Optionee that are subject to a TMI Option that was granted in exchange for Company Options shall be redetermined by dividing the aggregate exercise price of such Company Optionee's TMI Options, before giving effect to the increase in the number of TMI Option Shares pursuant to this Section 2.08, by the number of TMI Option Shares that are subject to each such TMI Option after giving effect to the increase in TMI Option Shares pursuant hereto.

                  (c) PAYMENT/ISSUANCE OF ADDITIONAL MERGER CONSIDERATION. In the event of an adjustment to the Merger Consideration pursuant to this
         Section 2.08, the Additional Cash that shall be payable and the Additional TMI Shares that shall be issuable by TMI to the Company Stockholders, and the Additional TMI Options that shall be issuable by TMI to the Company Optionees, pursuant to this Section 2.08 shall be determined within five business days after the date of the consummation of the TEAC Acquisition or the issuance of financial statements of the Company for the six-month period ending April 30, 1998, whichever first occurs. Within ten business days after such determination, TMI shall
         (i) pay any Additional Cash and issue the stock certificates evidencing the Additional TMI Shares to the Company Stockholders in accordance with their respective Pro-Rata Shares as set forth in Schedule 3.02 of the Disclosure Statement and (ii) execute, and deliver to the holders of the TMI Options issued on conversion of the Company Options as of the Effective Time, Amended Option Agreements that shall supersede the Option Agreements evidencing the TMI Options issued as of the Effective Time, in order to give effect to and evidence the increase in the number of TMI Option Shares subject to their TMI Options and to the reduction in the exercise price thereof as a result of any adjustment made to the Merger Consideration pursuant to this Section 2.08. In the event that any Optionee has exercised any of his or her TMI Options issued pursuant to Section 2.07 prior to the adjustment in the number and exercise price of the TMI Option Shares pursuant to Subsection 2.08(b) and, as a result of such adjustment, the per share exercise price of the TMI Option Shares (including those subject to the Additional TMI Options) is reduced, then, concurrently with the amendment to the such Optionee's TMI Option Agreement, TMI shall pay to such Optionee, in cash, an amount equal to the product of the per share reduction in the exercise price resulting from the adjustment to the Merger Consideration hereunder and the number of TMI Option Shares theretofore exercised by such Optionee. In the event that any of the TMI Options have terminated as a result of or following the termination of the Optionee's employment after the IPO Closing Date and prior to the determination of the adjustment to the Merger Consideration pursuant to this Section 2.08, the TMI Option Shares that would otherwise have been issued pursuant hereto to such Optionee shall, instead, be cancelled.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

         Section 3.01. BY EACH STOCKHOLDER. Each Stockholder, severally as to himself or herself only, represents and warrants to TMI that all the following representations and warranties in this Article III are true and correct:

                  (a) (i) the Stockholder will be acquiring the shares of TMI Common Stock to be issued pursuant to Section 2.04 to the Stockholder solely for the Stockholder's account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution;
         (ii) the Stockholder is not a party to any agreement or other arrangement for the disposition of any shares of TMI Common Stock other than this Agreement, the Stockholders Agreement and the Registration Rights Agreement; (iii) unless otherwise specified on Schedule 3.01, the Stockholder is an "accredited investor" as defined in Securities Act Rule 501 (a); (iv) the Stockholder (A) is able to bear the economic risk of an investment in the TMI Common Stock to be acquired by him or her pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment in the TMI Common Stock, (D) has had an adequate opportunity to ask questions and receive answers from the officers of TMI concerning any and all matters relating to the transactions contemplated by this Agreement, including the background and experience of the current and proposed officers and directors of TMI, the plans for the operations of the business of TMI, the business, operations and financial condition of the Other Founding Companies and any plans of TMI for additional acquisitions, and (E) has asked all questions of the nature described in preceding clause (D), and all those questions have been answered to his or her satisfaction;

                  (b) if such Stockholder is a trust, the Person executing this Agreement on behalf of such Stockholder is the duly named and serving trustee of such Stockholder, the execution and delivery of this Agreement by the trustee of such Stockholder are within the powers of such trustee, and the performance by such Stockholder of this Agreement are within the powers and purposes of such Stockholder under the terms of all documents creating, evidencing or governing such Stockholder, true and correct copies of all of which will be delivered to the Company by such Stockholder within fifteen days after the date hereof, and neither the execution, delivery nor performance by such Stockholder of this Agreement will violate, constitute a breach of, or conflict with any documents creating, evidencing or governing such Stockholder; and

                  (c) the representations and warranties contained in Article III of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth therein are hereby agreed to.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE STOCKHOLDERS

         Section 4.01. BY THE COMPANY AND EACH STOCKHOLDER. The Company and each Stockholder jointly and severally represent and warrant to, and agree with, TMI that all the following representations and warranties in this Article IV are true and correct:

                  (a) the Organization State of the Company is the State of Delaware, and the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of that State, (ii) has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted, and (iii) is duly qualified and in good standing as a foreign corporation in all jurisdictions (other than its Organization State) in which it owns or leases property or in which the carrying on of its business as now conducted so requires except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect;

                  (b) the authorized Capital Stock of the Company is comprised of (i) 1,500,000 shares of Class A Convertible Common Stock, of which 1,362,190 shares have been issued and are now outstanding; provided, however, if the Merger is consummated, the number of shares of Class A Common Stock that will be outstanding immediately prior to the Effective Time shall be reduced to 1,255,725 shares of Class A Common Stock as contemplated by the Formation Agreement, and (ii) 3,000,000 shares of Class B Common Stock, $.01 par value per share, of which (x) 1,048,345 shares have been issued and are now outstanding and (y) 157,624 shares have been reserved for issuance upon exercise of the Company Stock Options. No shares are held by the Company as treasury shares, and, except for the Company Stock Options, no outstanding Derivative Securities of the Company exist;

                  (c) except to the extent modified or supplemented under the provisions of paragraphs (d) and (e) of this Section 4.01, the representations and warranties contained in Article IV of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth in that Article IV are agreed to;

                  (d) the threshold amounts above which disclosure must be made in the Disclosure Statement pursuant to the following Sections or paragraphs (or clauses contained therein) of Article IV of this Agreement (as set forth in the Uniform Provisions) are hereby increased from the amounts indicated therein and specified under Column A below to the amounts specified in Column B below:
                                        A                              B
                               --------------------           -----------------
   SECTION OR PARAGRAPH           OLD THRESHOLD                  NEW THRESHOLD
    (OR CLAUSE THEREIN)               AMOUNT                        AMOUNT
---------------------------    --------------------           -----------------
           4.16                    $10,000                       $25,000
           4.18(e)                 $25,000                       $50,000
           4.22(a)(viii)           $10,000                       $25,000
           4.22(a)(ix)             $10,000                       $25,000
           4.22(a)(x)              $10,000                       $25,000
           4.30(g)                 $10,000                       $25,000
           4.30(k)                 $15,000                       $25,000

                  (e) the representation and warranty made in Section 4.22(a) is modified by adding to clause (vi) thereof the words "and which either
         (x) commits the Company or a Subsidiary to purchase products having an aggregate purchase price of more than $50,000 or which extends for a term of more than 180 days after the date of this Agreement."

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF TMI AND NEWCO

         Section 5.01. BY TMI AND NEWCO. TMI and Newco jointly and severally represent and warrant to the Company and each Stockholder that all the following representations and warranties in this Article V are true and correct: (a) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) no Derivative Securities of Newco are outstanding, (c) Newco has been organized for the sole purpose of participating in the Merger and has not, and will not, engage in any activities other than those necessary to effectuate the Merger, and (d) the representations and warranties contained in Article V of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct.

                                   ARTICLE VI

                    COVENANTS EXTENDING TO THE EFFECTIVE TIME

         Section 6.01.      OF EACH PARTY.

                  (a) Except as specifically set forth in paragraph (b) and (c) of this Section 6.01, until the Effective Time, subject to the waiver provisions of Section 11.05, each party hereto will comply with each covenant for which provision is made in Article VI of the Uniform Provisions (the text of which Article VI is hereby incorporated herein by this reference) to be performed or observed by that party.

                  (b) Nothing in Section 6.03 or Section 6.04 shall prohibit or restrict the Company or TRIAD Medical from consummating the TEAC Acquisition or incurring the TEAC Acquisition Indebtedness.

                  (c) The $5,000 and $25,000 amounts specified in Section 6.03(g) are hereby increased to $20,000 and $50,000, respectively, and the $10,000 amount specified in Section 6.04(g) is hereby increased to $20,000.

                                   ARTICLE VII

             THE CLOSING AND CONDITIONS TO CLOSING AND CONSUMMATION

         Section 7.01.      THE CLOSING AND CERTAIN CONDITIONS.

                  (a) THE CLOSING. On or before the IPO Pricing Date, the parties hereto will take all actions necessary to (i) effect the Merger on the IPO Closing Date (including, as permitted by the Business Corporation Act (A) the execution of a Certificate of Merger meeting the requirements of the Business Corporation Act and providing that the Merger will become effective on the IPO Closing Date and (B) the filing of the Certificate with the Secretary of State of the State of Delaware), (ii) verify the existence and ownership of the certificates evidencing the Company Common Stock to be exchanged for the Merger Consideration, and (iii) satisfy the document delivery requirements to which the obligations of the parties to effect the Merger and the other transactions contemplated hereby are conditioned by the provisions of this Article VII (all those actions collectively being the "Closing"). The Closing will take place at the offices of Porter & Hedges, L.L.P., 700 Louisiana, Houston, Texas at 10:00 a.m., Houston time, or at such later time on the IPO Pricing Date as TMI shall specify by written notice to R. Tucker Coop and PENMAN. The actions taken at the Closing will not include the completion of either the Merger or the delivery of the Company Common Stock or the Merger Consideration pursuant to
         Section 2.05. Instead, on the IPO Closing Date, the Certificate of Merger will become effective pursuant to Section 2.02, and all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date, including the surrender of the Company Common Stock in exchange for the Merger Consideration will be closed or completed, as the case may be. During the period from the Closing to the IPO Closing Date, this Agreement may be terminated by the parties only pursuant to Section 12.01 (b)(i).

                  (b) CERTAIN CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligations of the Company and the Stockholders with respect to the actions to be taken by them at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by them pursuant to Section 11.05, of all the conditions set forth in Sections 7.02(a) and 7.03. The obligations of the Stockholders with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of the following conditions: (i) each of the Stockholders Agreement and each of the New Employment Agreements then shall be in full force and effect; (ii) TMI shall have delivered to the Company a copy of its Certificate of Incorporation, as amended to the date of Closing and certified by the Secretary of State of Delaware; and (iii) all the conditions set forth in Sections 7.02(b) and 7.03.

                  (c) CERTAIN CONDITIONS TO THE OBLIGATIONS OF TMI AND NEWCO. The obligations of TMI and Newco with respect to actions to be taken by them at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by them pursuant to Section 11.05, of the following conditions: (i) the Company shall have delivered to TMI a copy of the Amended and Restated Certificate of Incorporation, as amended to the date of the Closing and certified by the Secretary of State of the State of Delaware as of a Current Date, of the Company; and (ii) all the conditions set forth in Sections 7.02(a) and 7.04(a). The obligations of TMI and Newco with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of the following conditions: (i) each of the New Employment Agreements then shall be in full force and effect; and
         (ii) all the conditions set forth in Sections 7.02(b) and 7.04(b).

                  (d) UNIFORM CONDITIONS. The text of Article VII of the Uniform Provisions hereby is incorporated herein by this reference.

                                  ARTICLE VIII

                     COVENANTS FOLLOWING THE EFFECTIVE TIME

         Section 8.01.      OF EACH PARTY OTHER THAN THE COMPANY.

                  (a) From and after the Effective Time, subject to the waiver provisions of Section 11.05, each party hereto (other than the Company) will comply with each covenant for which provision is made in Article VIII of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party, and in addition, TMI shall comply with each of the covenants set forth in paragraphs (b), (c) and (d) of this Section 8.01).

                  (b) As soon as practicable following the Effective Time, and in any event no later than the first time following the Effective Time when any options, stock appreciation rights, or other stock based awards are granted under TMI's 1997 Incentive Plan (the "Incentive Plan"), TMI shall cause to be granted to the individuals named below non-qualified stock options for the purchase of an aggregate 165,000 shares of TMI Common Stock at the IPO Price (except for shares of TMI Common Stock to be acquired by the Chief Operating Officer which will be priced at the time of such officer's employment by the Company), with each such individual to be granted non-qualified stock options covering the number of shares of TMI Common Stock set opposite his name below:

                           Name                             No. of Options
            -------------------------------             ----------------------
            R. Tucker Coop                                      50,000
            Walter D. Wallach                                   40,000
            Jack M. Saladow                                     25,000
            Robert A. Zimardo                                   20,000
            Chief Operating Officer                             30,000

                  TMI shall cause the shares issuable on exercise of options or other grants under the Incentive Plan to be registered on Form S-8 promulgated by the SEC under the 1993 Act, as soon as practicable, but not later than the (i) the earliest date after the IPO Closing Date as of which TMI shall be eligible to register shares on Form S-8 under the 1933 Act or (ii) fifteen (15) days after the IPO Closing Date, whichever is later, and TMI shall use its best efforts to maintain the effectiveness of such registration statement, and any successor registration statement thereto, for so long as such TMI Options or other grants remain outstanding. With respect to those individuals who, subsequent to the IPO Closing Date, will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), TMI shall administer the Incentive Plan in a manner that complies with Rule 16(b)(3) under the Exchange Act. TMI shall reserve for issuance and authorize the issuance of the number of shares of TMI Common Stock that shall be issuable from time to time under the Incentive Plan. In addition, so long as PENMAN owns shares of TMI Common Stock, TMI will furnish to PENMAN copies of its reports on Form 10-Q and 10-K on a periodic basis.

                  (c) Until the earliest of (i) the date PENMAN ceases to have a representative as a member of the Board of Directors of TMI, (ii) the third anniversary of the Closing Date or (iii) date as of which the number of shares of Common Stock of TMI owned beneficially by PENMAN, inclusive of the shares subject to the PENMAN Warrant (the "Warrant Shares") declines to less than 75% of the number beneficially owned immediately following the consummation of the IPO, inclusive of the Warrant Shares and any TMI Shares issued pursuant to section 2.08 of this Agreement, TMI will permit a representative of PENMAN (in addition to the representative serving on the Board) to receive timely notice of, attend and observe at all meetings of TMI's Board of Directors (subject to the right of TMI to excuse such additional representative from the portion of any Board meeting if the Board or its Chairman deems it necessary or advisable to preserve the attorney-client privilege for any discussions by, or communications with, the Board). All reasonable travel and other out-of-pocket expenses of each additional PENMAN representative in attending TMI Board meetings shall be paid by TMI upon the submission of appropriate documentation therefor.

                                   ARTICLE IX

                                 INDEMNIFICATION

         Section 9.01.      INDEMNIFICATION RIGHTS AND OBLIGATIONS.

                  (a) The text of Article IX of the Uniform Provisions, as modified by this Section 9.01, is hereby incorporated herein by this reference.

                  (b) Notwithstanding, and in supplementation of, Sections 9.03 through 9.07:
                            (i) subject to the provisions of this paragraph (b),
                  the Stockholders covenant and agree that they, jointly and severally, will indemnify each TMI Indemnified Party against, and hold each TMI Indemnified Party harmless from and in respect of, all Damages that arise from, are based on or relate or otherwise are attributable to any claims or assessments against the Company for state sales taxes payable in respect of sales of goods or services made by the Company or any of its Subsidiaries during any period ended on or before the Current Balance Sheet Date, whether or not reserved against in any balance sheet included in the Financial Statements, to the extent that the aggregate amount of all such Damages (herein called "Specially Indemnified Damages") exceed $175,000 (the "Deductible"), and then only to the extent of that excess;

                            (ii) the amount of the Specially Indemnified Damages
                  as to which the Stockholders shall be required under clause
                  (i) of this paragraph (b) to indemnify the TMI Indemnified Parties shall not be reduced as a result of any limitation set forth in the first sentence of paragraph (a) of Section 9.07, and shall not be considered as TMI Indemnified Losses for purposes of the first sentence of Section 9.07(a); and

                            (iii) the amount of the Specially Indemnified
                  Damages in respect of which the Stockholders shall be required under clause (i) of this paragraph (b) to indemnify the TMI Indemnified Parties shall be taken into account and included for purposes of determining the aggregate joint and several liability of the Company and the Stockholders, and the aggregate liability of each Stockholder under this Agreement, under the second sentence of Section 9.07(a) of this Agreement.

                  (c) Notwithstanding any other provision of this Article IX, and specifically including the provisions of Section 9.07, PENMAN shall not be obligated under Article IX to indemnify the TMI Indemnified Parties, or have any liability to any Person (including the Stockholders) on account of any TMI Indemnified Loss, for any amount in excess of 51% of any TMI Indemnified Loss.

                                    ARTICLE X

                           LIMITATIONS ON COMPETITION

         Section 10.01. PROHIBITED ACTIVITIES. Each Stockholder identified on
Schedule 10.01 (each a "Restricted Stockholder"), and, in the case of paragraphs
(b) and (d) below of this Section 10.01, each Stockholder, severally agrees that he will not during the period beginning on the date hereof and ending on the third anniversary of the date hereof, directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person:

                  (a) engage as an officer, director or in any other managerial capacity or as an owner, co-owner or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or as a sales representative or distributor of any kind, in any business selling any products or providing any services in competition with the Company, any Company Subsidiary or TMI or any Subsidiary of TMI (TMI and its Subsidiaries collectively being "TMI" for purposes of this
         Article X) within any territory surrounding any sales office or distribution center (each a "facility") in which any of the Company or the Company Subsidiaries was engaged in business on the date hereof or immediately prior to the Effective Time (for purposes of this Article X, the territory surrounding a facility shall be: (i) the city, town or village in which the facility is located, (ii) the county or parish in which the facility is located, (iii) the counties or parishes contiguous to the county or parish in which the facility is located,
         (iv) the area located within 100 miles of the facility and (v) the area in which the facility regularly makes sales or provides services, all of such locations being herein collectively called the "Territory");

                  (b) call on any natural person who is at that time employed by the Company, any Company Subsidiary or TMI in any managerial capacity with the purpose or intent of attracting that person from the employ of the Company, any Company Subsidiary or TMI, provided that the Stockholder may call on and hire any of his Immediate Family Members;

                  (c) call on any Person that at that time is, or at any time within one year prior to that time was, a customer of the Company, any Company Subsidiary or TMI within the Territory, (i) for the purpose of soliciting or selling any product or service in competition with the Company, any Company Subsidiary or TMI within the Territory and (ii) with the knowledge of that customer relationship; or

                  (d) call on any TMI Acquisition Candidate, with the knowledge of that Person's status as an TMI Acquisition Candidate, for the purpose of acquiring that Person or arranging the acquisition of that Person by any Person other than TMI.

Notwithstanding the foregoing, any Restricted Stockholder may own and hold as a passive investment up to 6% of the outstanding Capital Stock of a competing Entity if that class of Capital Stock is publicly traded.

         Section 10.02. DAMAGES. Because of the difficulty of measuring economic losses to TMI as a result of any breach by a Restricted Stockholder of his covenants in Section 10.01, and because of the immediate and irreparable damage that could be caused to TMI for which it would have no other adequate remedy, each Restricted Stockholder agrees that TMI may enforce the provisions of Section 10.01 by injunctions and restraining orders against that Restricted Stockholder if he breaches any of those provisions.

         Section 10.03. REASONABLE RESTRAINT. The parties hereto each agree that Sections 10.01 and 10.02 impose a reasonable restraint on the Restricted Stockholders in light of the activities and business of TMI on the date hereof, the current business plans of TMI and the investment by each Restricted Stockholder in TMI as a result of the Merger.

         Section 10.04. SEVERABILITY; REFORMATION. The covenants in this Article X are severable and separate, and the unenforceability of any specific covenant in this Article X is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article X. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 10.01 are unreasonable as applied to any Restricted Stockholder, the parties hereto, including that Restricted Stockholder, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to that Restricted Stockholder and any other Restricted Stockholder similarly situated.

         Section 10.05. INDEPENDENT COVENANT. All the covenants in this Article X are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Restricted Stockholder against TMI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by TMI of any covenant in this Article X. It is specifically agreed that the period specified in Section 10.01 shall be computed in the case of each Restricted Stockholder by excluding from that computation any time during which that Restricted Stockholder is in violation of any provision of Section 10.01. The covenants contained in this Article X shall not be affected by any breach of any other provision of this Agreement by any party hereto.

         Section 10.06. MATERIALITY. The Company and each Stockholder, severally and not jointly with any other Person, hereby agree that this Article X is a material and substantial part of the transactions contemplated hereby.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.01. TREATMENT OF CONFIDENTIAL INFORMATION. Each party hereto will comply with each covenant for which provision is made in Section 11.01 of the Uniform Provisions (the text of which Section hereby is incorporated herein by this reference) to be performed or observed by that party.

         Section 11.02.     RESTRICTIONS ON TRANSFER OF TMI COMMON STOCK.

                  (a) During the two-year period ending on the second anniversary of the IPO Closing Date (the "Restricted Period") no Stockholder voluntarily will, except pursuant to and in accordance with the applicable provisions of the Registration Rights Agreement: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of TMI Common Stock received by any Stockholder in the Merger or (B) any interest in (including any option to buy or sell) any of those shares of TMI Common Stock, in whole or in part and TMI will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of TMI Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of TMI Common Stock acquired pursuant to Section 2.04 (including, for example engaging in put, call, short-sale, straddle or similar market transactions); PROVIDED, HOWEVER, that this Section 11.02 shall not restrict (i) any transfer of TMI Common Stock acquired by a Stockholder pursuant to this Agreement to any of that Stockholder's Related Persons who agree in writing to be bound by the provisions of Section 11.01 and this Section 11.02, or
         (ii) any transfer by PENMAN of TMI Common Stock acquired by PENMAN pursuant to this Agreement or the PENMAN Warrant to PENMAN's partners (who may in turn transfer such shares to their respective partners) in connection with any liquidating distribution or other distribution in kind by PENMAN (or its partners) of such shares, or (iii) any transfer of TMI Common Stock acquired by a Stockholder pursuant to this Agreement (or, in the case of PENMAN, also pursuant to the PENMAN Warrant) that is consented to in writing and in advance by Montgomery Securities, which is the lead underwriter for the IPO in each such case if such transfer or transfers can be made in compliance with all federal and state securities laws and if the transferees agree in writing to be bound by the provisions of Section 11.01 and this Section
         11.02. The certificates evidencing the TMI Common Stock delivered to each Stockholder pursuant to Section 2.05 will bear a legend substantially in the form set forth below and containing such other information as TMI may deem necessary or appropriate:

                  EXCEPT PURSUANT TO THE TERMS OF THE AGREEMENT AND PLAN OF REORGANIZATION AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE TWO-YEAR PERIOD ENDING ON [DATE THAT IS THE SECOND ANNIVERSARY OF THE IPO CLOSING DATE] (THE "RESTRICTED PERIOD"). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

                  (b) Each Stockholder, severally and not jointly with any other Person, (i) acknowledges that the shares of TMI Common Stock to be delivered to that Stockholder pursuant to Section 2.04 (A) have not been and, except pursuant to the Registration Rights Agreement, if applicable, will not be registered under the Securities Act and therefore may not be resold by that Stockholder without compliance with the Securities Act and (B) will, as a result of their restrictions on transferability which are imposed by this Agreement during the Restricted Period, have a value materially less at the Effective Time than the value of then freely tradeable shares of TMI Common Stock, and (ii) covenants that none of the shares of TMI Common Stock issued to that Stockholder pursuant to Section 2.04 will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of TMI Common Stock issued pursuant to Section 2.04 will bear the following legend in addition to the legend prescribed by Section 11.02(a):

                  THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THAT LAW AND OTHER APPLICABLE SECURITIES LAWS.

         In addition, certificates evidencing shares of TMI Common Stock issued pursuant to Section 2.04 to each Stockholder will bear any legend required by the securities or blue sky laws of the state in which that Stockholder resides.

         Section 11.03. BROKERS AND AGENTS. The Stockholders jointly and severally represent and warrant to TMI that the Company has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby and agree, without regard to the Threshold Amount limitations set forth in Article IX, to indemnify TMI against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by the Company.

         Section 11.04. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the rights of its parties may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of TMI, and the heirs and legal representatives of the Stockholders (and, in the case of any trust, the successor trustees of that trust). Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in
Section 6.05(b) or 11.14, in Article IX or as otherwise provided expressly herein or therein.

         Section 11.05. ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement constitutes the entire agreement and understanding among the Stockholders, the Company, Newco and TMI and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. In the event of a conflict between any of the provisions contained in this Agreement and any of the Uniform Provisions, the provisions in this Agreement shall govern to the extent necessary to resolve such conflict. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Majority Stockholders, the Company and TMI. The waiver of any of the terms and conditions of this Agreement shall not be construed or interpreted as, or deemed to be, a waiver of any of its other term or conditions.

         Section 11.06. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

         Section 11.07. EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) TMI will pay (i) the fees, expenses and disbursements of TMI and Newco and their Representatives which are incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by TMI and Newco under this Agreement, including the costs of preparing the Registration Statement, and (ii) up to $35,000 of the fees, expenses and disbursements of Altheimer & Gray, who have acted as counsel for certain Stockholders of the Company, incurred in connection with the subject matter of this Agreement, the Registration Rights Agreement, the PENMAN Warrant and the Registration Statement on or before the IPO Closing Date, (b) the Company will pay any fees, expenses and disbursements of Counsel for the Company and the Stockholders incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date, and (c) the Stockholders will pay from personal funds, and not from funds of the Company or any Company Subsidiary, (i) all sales, use, transfer and other similar taxes and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated hereby, and (ii) the fees, expenses and disbursements in excess of $35,000 in the aggregate, of any counsel for the Stockholders (other than Counsel for the Company and the Stockholders) incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date. The Stockholders will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, each Stockholder acknowledges that he, and not the Company or TMI or the Surviving Corporation, will pay all Taxes assessable against him under applicable law in respect of his receipt of the consideration payable to that Stockholder pursuant to Article II.

         Section 11.08. NOTICES. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third Houston, Texas business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                            (i)     if to TMI or Newco, addressed to it at:

                                    TRIAD Medical Inc.
                                    2078 Prospector Avenue
                                    Park City, UT 84060

                                    Telecopy No.: (801) 645-9893
                                    Attn.:  William C. Klintworth, Jr.,
                             Chief Executive Officer
                  with copies (which shall not constitute notice for purposes of this Agreement) to:

                                    Porter & Hedges, L.L.P.
                                    700 Louisiana, 35th Floor
                                    Houston, Texas 77002-2764
                                    Telecopy No.: (713) 228-4935
                                    Attn:   James M. Harbison, Jr.

                            (ii) if to the Stockholders, addressed to them at
                  their addresses set forth in Schedule 2.04 and if to the Company, addressed to it at:

                                    TRIAD Holdings, Inc.
                                    23161 Mill Creek Drive, Suite 300
                                    Laguna Hills, California 92653
                                    Telecopy No.: (714) 770-0727
                                    Attn:   R. Tucker Coop, President

                  with copies (which shall not constitute notice for purposes of this Agreement) to:

                                    Stradling Yocca Carlson & Rauth, a
                                    Professional Corporation
                                    660 Newport Center Drive, Suite 1600
                                    Newport Beach, California 92663
                                    Telecopy No.: (714) 725-4100
                                    Attn:   Ben A. Frydman

                                    Altheimer & Gray
                                    10 South Wacker Drive
                                    Chicago, Illinois  60606-7482
                                    Telecopy No.: (312) 715-4800
                                    Attn:   Roger Wilen, Esq.

         SECTION 11.09. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE, WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF, PROVIDED, HOWEVER,
THAT: (A) ARTICLE X AND THE RIGHTS AND OBLIGATIONS THEREUNDER OF THE PARTIES THERETO WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF AND (B) MATTERS PERTAINING SOLELY TO THE MERGER SHALL BE GOVERNED BY THE BUSINESS CORPORATION ACT.

         Section 11.10. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

         Section 11.11. TIME. Time is of the essence in the performance of this Agreement in all respects.

         Section 11.12. REFORMATION AND SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         Section 11.13. REMEDIES CUMULATIVE. Except as otherwise specifically provided in Section 9.06, no right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         Section 11.14. RESPECTING THE IPO. Each of the Company and the Stockholders acknowledges and agrees that: (a) no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, exists at the date hereof that the Registration Statement will become effective or that the IPO will occur at a particular price or within a particular range of prices or occur at all; (b) neither TMI or any of its Representatives nor any prospective underwriters in the IPO will have any liability to the Company, the Stockholders or any of their respective Affiliates or associates for any failure of (i) the Registration Statement to become effective (provided, however, that TMI will use its reasonable best efforts to cause the Registration Statement to become effective prior to January 31, 1998) or (ii) the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (c) the decision of Stockholders to enter into this Agreement, or to vote in favor of or consent to the Merger, has been or will be made independent of, and without reliance on, any statements, opinions or other communications of, or due diligence investigations that have been or will be made or performed by, any prospective underwriter relative to TMI or the IPO. The Underwriter shall have no obligation to any of the Company and the Stockholders with respect to any disclosure contained in the Registration Statement.
                                   ARTICLE XII

                                   TERMINATION

         Section 12.01.     TERMINATION OF THIS AGREEMENT.

                  (a) This Agreement may be terminated at any time prior to the Closing solely:

                            (i) by the mutual written consent of TMI and the
                  Company;

                            (ii) automatically and without action on the part of
                  any party hereto, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by January 31, 1998, unless the failure of such transactions to be consummated results from the willful failure of the party (or in the case of the Stockholders and the Company, any of them) seeking to terminate this Agreement to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to or at the Closing or thereafter on the IPO Closing Date;

                            (iii) by the Majority Stockholders or the Company,
                  on the one hand, or by TMI, on the other hand, if a material breach or default shall be made by the other party (or in the case of the Stockholders and the Company, any of them) in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein; or

                            (iv) by TMI if it is entitled to do so as provided
                  in Section 6.07;

                  (b) This Agreement may be terminated after the Closing solely:

                            (i) by TMI or the Company if the Underwriting
                  Agreement is terminated pursuant to its terms after the Closing and prior to the consummation of the IPO; or

                            (ii) automatically and without action on the part of
                  any party hereto if the IPO is not consummated within 15 New York City business days after the date of the Closing.

                  (c) If this Agreement is terminated pursuant to this Section 12.01, the Merger will be deemed for all purposes to have been abandoned prior to the Effective Time and of no force or effect. If this Agreement is terminated pursuant to this Section 12.01 after the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, but before the IPO has been consummated, TMI will take all actions, if any, that Counsel for the Company and the Stockholders advises TMI are required by the applicable laws of the State of Delaware to withdraw the Certificate of Merger (which shall include, if requested by the Company, the execution and filing with the Delaware Secretary of State, of a Certificate of Correction or such other instrument as may be necessary or appropriate to evidence that the Merger had not become effective prior to the termination of this Agreement and the abandonment of the Merger).

         Section 12.02. LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 12.01, there shall be no liability or obligation on the part of any party hereto except (a) as provided in Section 11.07, (b) each Stockholder shall be severally liable for any breach by that Stockholder of any covenant made severally by that Stockholder in this Agreement and for any breach by that Stockholder of any representation and warranty made by that Stockholder severally in Article III and which that Stockholder knew was untrue or inaccurate at the date of this

Agreement, and (c) the Company shall be liable for any breach by the Company of any covenant made by the Company in this Agreement and for any breach by the Company of any representation and warranty made by the Company in Article IV and which the Company knew as untrue or inaccurate at the date of this Agreement, and (d) TMI shall be liable for any breach by TMI of any covenant made by TMI in this Agreement and for any breach by TMI of any representation and warranty made by TMI in Article V and which TMI knew was untrue or inaccurate at the date of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           TRIAD MEDICAL INC.



                           By:/s/  WILLIAM C. KLINTWORTH, JR.,
                                    William C. Klintworth, Jr.,
                                    Chief Executive Officer

                           TRIAD ACQUISITION, INC.



                           By: /s/ WILLIAM C. KLINTWORTH, JR.
                                    William C. Klintworth, Jr., President


                           TRIAD HOLDINGS, INC.



                           By: /s/ R. TUCKER COOP
                                    R. Tucker Coop, Chief Executive Officer


        STOCKHOLDERS:

                           PENMAN PRIVATE EQUITY AND
                           MEZZANINE FUND, L.P.

                           By:      PENMAN Asset Management, L.P., the General
                                    Partner

                                    By: /s/  KEVIN J. PENNINGTON
                                             Kevin J. Pennington, a general
                                             partner

                           R. TUCKER COOP FAMILY TRUST
        DATED 9/11/92


                           By: /s/ R. TUCKER COOP
                                    R. Tucker Coop, Trustee



                             /s/ WALTER D. WALLACH
                                 Walter D. Wallach

                           STEPHEN E. FARROW AND NANCY J. FARROW
                           TRUST DATED 3/19/93



                           By:  /s/ STEPHEN E. FARROW
                                    Stephen E. Farrow, Trustee


                            /s/ ROBERT A. ZIMARDO
                                Robert A. Zimardo


                           /s/  JAMES A. PEARSON
                                James A. Pearson

                           ROBERT R. MCCLENDON AND MARSHA B.
                           MCCLENDON FAMILY TRUST
                           DATED JULY 12, 1990



                           By: /s/ ROBERT R. MCCLENDON
                                    Robert R. McClendon, Trustee

                           /s/      CHARLES E. CLARK
                                    Charles E. Clark

                           /s/      JOHN D. BAILEY
                                    John D. Bailey

                           /s/      ROLAND G. WOOD
                                    Roland G. Wood

                           /s/      WILLIAM G. GOLIK
                                    William G. Golik


                           /s/      RICHARD A. ZIMARDO
                                    Richard a. Zimardo


                           /s/      ALEJANDRO DIGIANFILIPPO
                                    Alejandro Digianfilippo

                           /s/      JAYE M. CARROLL
                                    Jaye M. Carroll

                           JOEL D. SPUNGIN REVOCABLE TRUST U/A/D
                           4/29/95

                           By:      JOEL D. SPUNGIN
                                    Joel D. Spungin, Trustee

                                   ADDENDUM 1
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Addendum which are defined in the captioned Agreement to which this is an Addendum are used herein as therein defined.

         B.       The Founding Companies are:

                  Custom Medical Specialties, Inc.
                  Healthtech Technology Delivery, Inc.
                  Kentec Medical, Inc.
                  MegaTech Medical, Inc.
                  New England Medical Specialties
                  Omnimedical, Inc.
                  Professional Equipment Company
                  Products for Surgery, Inc.
                  Sun Medical, Inc.
                  TRIAD Holdings, Inc.
                  Wilson Medical Specialties, Inc.

                                  SCHEDULE 1.01
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         The Economic Alliance Corporation ("TEAC") is a company jointly owned by two community based home nursing agencies, Community Medical Technologies ("CMT") and Visiting Nurse Health Systems ("VNHS"). TEAC was formed to develop, procure and subsequently provide a myriad of procedural kits to other community based home health agencies nationwide. A wholly-owned subsidiary of TRIAD Holdings, Inc. ("THI") is purchasing 80% of the capital stock of TEAC from its stockholders (the "selling stockholders") for a purchase price of $960,000 and "folding in" TEAC's existing procedural kit business into THI's normal distribution network. In addition, THI will change the name of TEAC (a Georgia corporation) to Triad Patient Direct ("TPD") and will reincorporate TEAC, under its new name, in Delaware. TPD will be in the business of providing supplies and information services to home health agencies. As the new name would imply, TPD will be distributing products both to home health agencies and directly to patients' homes. Simultaneously with this transaction, product supply agreements will be entered into between TPD, CMT and VNHS under which either TPD, or a wholly-owned subsidiary of THI will be phased in to become a principal supplier to CMT and VHNS.

                                  SCHEDULE 2.03
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 2.03 are used herein as therein defined.

         B. The directors of the Surviving Corporation immediately after the Effective Time are as follows:

                            William C. Klintworth, Jr.
                            R. Tucker Coop
                            Walter D. Wallach
                            Lance C. Ruud

         C. The officers of the Surviving Corporation immediately following the Effective Time are as follows:

                  Chief Executive Officer:           R. Tucker Coop
                  President:                         R. Tucker Coop
                  Vice President, Secretary
                    and Treasurer                    Walter D. Wallach

                                  SCHEDULE 2.04
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein

         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 2.04 are used herein as therein defined.

         B. The name and address of each Stockholder are as follows:


  NAME                                             ADDRESS

PENMAN Private Equity and                    333 West Wacker Drive, Suite 700
         Mezzanine Fund, L.P.                Chicago, Illinois 60606
R. Tucker Coop Family Trust                  c/o R. Tucker Coop, Trustee
         dated 9/11/92                       33422 Dosinia Drive
                                             Dana Point, CA 92629

Walter D. Wallach                            4627 Roxbury Road
                                             Corona Del Mar, CA 92625

Stephen E. Farrow and Nancy J.               c/o Stephen E. Farrow, Trustee
         Farrow Trust dated 3/19/93          1404 Oxford Avenue
                                             Claremont, CA 91711

Robert A. Zimardo                            151 11th Avenue
                                             Huntington Station, NY 11746

James A. Pearson                             4519 Forest Peak Circle
                                             Marietta, GA 30066

Robert R. McClendon and Marsha B.            c/o Robert R. McClendon, Trustee
         McClendon Family Trust              15888 North 77th Ave.
         dated July 12, 1990                 Peoria, AZ 85382

Charles E. Clark                             28051 Paseo Ventura
                                             San Juan, CA 92675

John D. Bailey                               5528 Woodcrest Drive
                                             Edina, MN 55424

Roland G. Wood                               8564 Ostrich Circle
                                             Fountain Valley, CA 92708

William G. Golik                             7890 SW 76th Terrace
                                             Miami, FL 33143

Richard A. Zimardo                           180 Fulton Street
                                             Massapequa Park, NY 11762

Alejandro Di Gianfilippo                     29192 North 78th Street
                                             Scottsdale, AZ 85262

Jaye M. Carroll                              82 Washington Ave.
                                             Patchogue, NY 11772
                                             c/o Joel D. Spungin, Trustee

Joel D. Spungin Revocable Trust              800 Deerfield Road No. 207
         U/A/D 4/29/95                       Highland Park, Illinois 60035

                                  SCHEDULE 2.07
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.
                             TRIAD Acquisition, Inc.
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 2.04 are used herein as therein defined.

         B. The terms of the TMI Options issuable on conversion of the Company Options shall be as follows:

         1. NUMBER OF TMI OPTION SHARES. To be determined as provided in Sections 2.07 and 2.08 of the Agreement.

         2. EXERCISE PRICE PER SHARE. To be determined as provided in Sections 2.07 and 2.08 of the Agreement.

         3. TERM OF TMI OPTIONS. To be determined by reference to (i) the date of the original grant of the Company Options that are converted into TMI Options and (ii) the term of the Company Options and the termination provisions applicable thereto as set forth in the respective Option Agreements governing the Company Options, except that in the event of a termination of an Optionee's employment for Cause, as such term is defined in the TMI 1997 Incentive Plan, with whichever of TMI or its Subsidiaries is the Optionee's employer, all such Optionee's TMI Options shall terminate automatically in accordance with the terms of the 1997 Incentive Plan applicable to terminations of employment for Cause, except for TMI Options issued on conversion of the Company Options identified on Attachment A hereto.

         4. VESTING AND EXERCISEABILITY OF TMI OPTIONS. All of the TMI Options of each Optionee issued on conversion of the Optionee's Company Options as of the Effective Time (inclusive of any TMI Options issued pursuant to Section 2.08 of the Agreement), but the Effective Tine and all such TMI Options shall be exercisable at any time in whole or from time to time during the applicable period of exerciseability set forth in the Company's Option Plan or the Option Agreement pursuant to which the Company Options were granted, as modified by Paragraph 3 above with respect to terminations of Employment for Cause.

         5. RESTRICTIONS ON TRANSFER. TMI Options exercised during the period ending on the second anniversary of the IPO Closing Date shall be subject to the restrictions on transferability that apply to TMI shares issued on conversion of Outstanding Company Shares in the Merger, as set forth in Section 11.02 of the Agreement; provided, however, that an Optionee whose employment has terminated (other than for Cause as defined in the 1997 Incentive Plan and other than a voluntary termination by an Optionee), shall be entitled to sell a number of Option shares, through a broker in cashless exercise transaction, sufficient to enable the Optionee to pay the exercise price of the Option shares and any federal and state income taxes payable on the spread between the fair market value of the Option shares on the date of exercise and the exercise price.

         6. OTHER TERMS. Except as otherwise set forth herein, the TMI Options shall be governed by the terms set forth in the Triad Holdings Option Plan, except that references to Triad Holdings or Company therein shall refer to TMI following the Effective Time.

                                  SCHEDULE 3.01
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 3.01 are used herein as therein defined.

         B. Each Stockholder, other than those listed below, is an "accredited investor" as defined in Securities Act Rule 501(a):

                                    Charles E. Clark
                                    Roland G. Wood
                                    William G. Golik
                                    Richard A. Zimardo
                                    Alejandro Di Gianfilippo
                                    Jaye M. Carroll

                                  SCHEDULE 3.02
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 3.02 are used herein as therein defined.

         B. The following table sets forth the ownership of the Company's Capital Stock and the Pro Rata Share of each Stockholder:

                                                         NUMBER OF     PRO RATA
            NAME                      CLASS            SHARES OWNED     SHARE
PENMAN Private Equity and
Mezzanine Fund, L.P.               Class A Common        1,362,190       54.5%
R. Tucker Coop Family Trust        Class B Common          324,322       14.1%
   dated 9/11/92
Stephen E. Farrow and Nancy J.     Class B Common          223,766        9.7%
   Farrow Trust dated 3/19/93
Robert A. Zimardo                  Class B Common          140,881        6.1%
James A. Pearson                   Class B Common           80,000        3.5%
Walter D. Wallach                  Class B Common           66,000        2.9%
Robert R. McClendon and Marsha     Class B Common           50,000        2.2%
   B. McClendon Family Trust
   dated July 12, 1990
Charles E. Clark                   Class B Common           37,876        1.6%
John D. Bailey                     Class B Common           31,000        1.3%
Roland G. Wood                     Class B Common           25,000        1.1%
William G. Golik                   Class B Common           22,000        1.0%
Richard A. Zimardo                 Class B Common           20,000        0.9%
Alejandro Di Gianfilippo           Class B Common           10,000        0.4%
Jaye M. Carroll                    Class B Common            2,500        0.1%
Joel D. Spungin Revocable Trust
   U/A/D 4/29/95                   Class B Common           15,000        0.6%

Pursuant to the Formation Agreement dated May 17, 1996, among the Company, PENMAN and the former shareholders of TRIAD Medical, PENMAN will surrender 106,465 shares of Class A Common Stock on or before the Merger. The table above sets forth the number of shares owned by PENMAN (I.E. 1,362,190) prior to the surrender of such shares but the percentages set forth above in the column headed "Pro Rata Share" are calculated on a pro forma basis after the surrender of such shares.

         C. Under a Shareholders' Agreement dated as of May 17, 1996, among the Company and the holders of it s Class A and Class B Common Stock, (i) the Company's prior written consent is required for certain transfers of shares of Class B Common Stock, (ii) the Company has a right of first refusal in connection with sales of shares of its Class B Common Stock, (iii) if a holder of shares of Class B Common Stock dies, the Company is obligated to purchase the deceased holder's shares, and (iv) the holders of the Class A and Class B Common Stock have certain preemptive, "tag-along," and "bring-along" rights. The Shareholders' Agreement also contains certain voting agreements among the stockholders. The foregoing summary is not complete and is qualified by reference to the Shareholders' Agreement, a copy of which has been furnished to TMI. The parties to the Shareholders' Agreement have entered into an agreement dated the date of the Agreement, that provides that on consummation of the Merger and the IPO, the Shareholders' Agreement shall automatically terminate without the necessity of any action on the party of any of its parties.

                                  SCHEDULE 3.07
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 3.07 are used herein as therein defined.

         B. The Stockholder is, alone or with one or more other Persons, the controlling Affiliate of the following Entity, business or trade (other than the Company and the Company Subsidiaries, if the Stockholder is an Affiliate of the Company) that is (a) engaged in any line of business which is the same as or similar to any line of business in which the Company or any Company Subsidiary is engaged or (b) is, or has within the three year period ending on the date of the captioned Agreement, engaged in any transaction with the Company or any Company Subsidiary except for (i) transactions in the ordinary course of business of the Company or that Company Subsidiary and (ii) any single transaction (or series of related transactions) involving property or services having a value, or the payment of money, of less than $20,000:

         1. A Company Subsidiary leases two of its warehouse facilities from Robert R. McClendon and Marsha B. McClendon and an entity controlled by Mr. McClendon. Rent expense under these leases is an aggregate of $37,000 per annum and was an aggregate of $17,500 for the six months ended June 30, 1997. The leases expire on June 30, 1999.

                                  SCHEDULE 4.11
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 4.11 are used herein as therein defined.

         B. The following Related Party Agreement will be permitted to continue in effect past the date of the Closing in accordance with its terms, subject to the following provisions of this Schedule:

                  1. The Lease Agreements between a Company Subsidiary and McClendon Livestock Enterprises, Inc. and Robert R. and Marsha B. McClendon, respectively, described in Part B of Schedule 3.07 to the captioned Agreement.

                                  SCHEDULE 6.04
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc,.
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 6.04 are used herein as therein defined.

         B. The Company and the Company Subsidiaries may make the following Restricted Payments prior to the Effective Time:

                                      NONE

                                  SCHEDULE 6.11
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 6.11 are used herein as therein defined.

         B. The Company will make all arrangements and take all such actions as are necessary and satisfactory to TMI to dispose, prior to the Effective Time, of the following assets:
                                      None

                                  SCHEDULE 8.05
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 8.05 are used herein as therein defined.

         B. At or within 120 days following the Effective Time, TMI will cause the following Stockholder Guarantees to be terminated:

                                      None

                                 SCHEDULE 10.01
                                     to the
                      Agreement and Plan of Reorganization
                          dated as of September 9, 1997
                                  by and among
                               TRIAD Medical Inc.,
                            TRIAD Acquisition, Inc.,
                              TRIAD Holdings, Inc.
                                       and
                         the Stockholders Named Therein


         A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 10.01 are used herein as therein defined.

         B. The following Stockholders are Restricted Stockholders:

                                    Stephen Farrow
                                    James Pearson